Exhibit 10.16

                                    AGREEMENT

      THIS AGREEMENT is dated as of December 4, 2003, and is by and between Robert A. Wells (herein "Mr. Wells") of Lenox, Massachusetts, and Berkshire Hills Bancorp, Inc. (the "Holding Company") and Berkshire Bank ("Berkshire Bank") (collectively "Berkshire") with a principal place of business in Pittsfield, Massachusetts.

      WHEREAS, Mr. Wells' employment by Berkshire and his engagement as an independent contractor by the Berkshire Hills Foundation and Greater Berkshire Foundation, Inc. (collectively the "Foundations") shall terminate, effective December 19, 2003 (the "Retirement Date");

      WHEREAS, Mr. Wells and Berkshire entered into an agreement regarding the terms and conditions of his separation from Berkshire and the Foundations, a copy of which is attached hereto as Exhibit A (the "Retirement Agreement").

      NOW, THEREFORE, in consideration of the foregoing and of the agreements hereinafter set forth, the parties hereto mutually agree as follows:

      1. Mr. Wells hereby elects that his retirement date shall be December 19, 2003. On or before December 26, 2003, the Bank will pay to Mr. Wells the $200,000.00 lump sum payment as provided in the Retirement Agreement and Mr. Wells will refund to Berkshire the sum of $20,500.00 for the Royal Macabees (now Reassure America) Policy premium payments made by Berkshire on his behalf. Upon receipt of that $20,500.00, Berkshire acknowledges that all such amounts are paid in full by Mr. Wells. Berkshire and Mr. Wells will fulfill all of their respective obligations under the Retirement Agreement notwithstanding the reciprocal releases set forth below.

      2. In consideration of the foregoing, Mr. Wells, for himself, his heirs, administrators, executors and assigns, with full understanding of the content and legal effect of this Release, hereby releases, discharges and covenants not to sue Berkshire or any of its predecessors, subsidiaries or affiliates, and its or their officers, partners, directors, trustees, agents, employees, attorneys, successors and assigns (individually and in their representative capacities all of the foregoing being referred to herein as the "Bank Releasees"), from and with respect to any and all debts, claims, demands, and causes of action of any kind whatsoever, whether known or unknown or unforeseen, which Mr. Wells now has, ever had or may in the future have against the Bank Releasees, arising prior to December 20, 2003, including without limitation on the foregoing those arising out of or in any manner relating to Mr. Wells' employment by Berkshire or the termination thereof.

            With respect to any rights Mr. Wells may have under the Age Discrimination in Employment Act of 1967 or the Older Worker's Benefit Protection Act, as presently in effect, which rights he is releasing under this Agreement, Mr. Wells acknowledges that he has been given twenty-one (21) days to consider this Agreement; that to the extent he has executed this Agreement prior to the expiration of that period, he has done so knowingly and voluntarily; that for a period of seven (7) days following his execution of this Agreement, he may revoke this Agreement; that this Agreement shall not become effective or enforceable until such seven (7) day revocation period has expired; and that Berkshire has no obligation to pay any sum or perform any act referred to in this Agreement until the release contained in this Paragraph 2 becomes effective and enforceable. Such revocation must be made by delivering a written notice of revocation to Michael P. Daly, President and CEO, Berkshire Hills Bancorp., Inc. and Berkshire Bank, and for such revocation to be effective, notice must be received no later than 5:00 PM (EST) on the seventh (7th) calendar day after Mr. Wells executes this Agreement.

      3. In consideration of the foregoing, Berkshire, and any and all of its related or affiliated entities, and their respective officers, directors, trustees, employees, agents, attorneys, predecessors, successors and assigns, individually and in their representative capacities, release and forever discharge, and covenant not to sue or commence or prosecute proceedings against Mr. Wells, or any of his representatives, agents, attorneys, executors, assigns, heirs and administrators (herein collectively the "Wells Releasees"), from and with respect to any and all debts, claims, demands, damages and causes of action of any kind whatsoever, whether known or unknown or unforeseen, which Berkshire now has, ever had or may in the future have against the Wells Releasees, arising prior to December 20, 2003, including without limitation on the foregoing, those arising out of or in any manner relating to Mr. Wells' employment by Berkshire.

      4. Mr. Wells and Berkshire agree that they will treat each other respectfully in any public comments and to that end they will not make any negative, embarrassing or disparaging public statements, either verbal or written, about each other.

      5. The parties hereto agree that the provisions, terms and conditions of this Agreement and the Retirement Agreement attached hereto as Exhibit A are to be held in strict confidence. Unless required by law or compelled by legal process, Mr. Wells will not disclose or discuss the provisions, terms or conditions of these agreements with any person, except his immediate family, attorneys, accountants or other tax or financial advisors. Unless required by law or compelled by legal or regulatory process, Berkshire agrees not to disclose or discuss the provisions, terms or conditions of these agreements with any person, including without limitation any Berkshire agent, servant or employee; provided, however, that such disclosure may be made to persons, including Berkshire's attorneys, accountants or other tax or financial advisors, on a strict need-to-know basis only to the extent necessary to further a specific and legitimate business interest of Berkshire.

      6. Neither anything contained herein, nor the payment of any sum provided for herein, nor the performance of any act pursuant hereto shall be construed as an admission by either party of any liability of any kind to the other party.

      7. This Agreement shall be binding upon Mr. Wells, Berkshire and their respective heirs, administrators, representatives, executors, predecessors, successors and assigns, and shall inure to the benefit of Mr. Wells, Berkshire, the Wells Releasees, and the Bank Releasees, and each of them, and to their respective heirs, administrators, representatives, executors, predecessors, successors and assigns.


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

      8. This Agreement shall in all respects be interpreted, enforced and governed by and under the laws of the Commonwealth of Massachusetts without reference to its conflict of laws provisions.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as an instrument under seal all as of the day and year first above written.


WITNESS:                                    BERKSHIRE BANK

/s/ Gerald A. Denmark                     By /s/ Michael P. Daly
----------------------------                ------------------------------------
                                            Michael P. Daly, President and CEO


                                            BERKSHIRE HILLS BANCORP, INC.

/s/ Gerald A. Denmark                     By /s/ Michael P. Daly
----------------------------                ------------------------------------
                                            Michael P. Daly, President and CEO


/s/ Gerald A. Denmark                     /s/ Robert A. Wells
----------------------------              --------------------------------------
                                            Robert A. Wells


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
                                                                       Exhibit A

                                         As of June 26, 2003

Mr. Robert A. Wells
76 Lime Kiln Road
Lenox, MA 01240

Dear Bob:

      As we have discussed, this is to confirm that you have decided to retire as Chairman of the Board of Berkshire Hills Bancorp, Inc. (the "Holding Company") and Berkshire Bank ("Berkshire Bank") (collectively, "Berkshire") and as Chairman and Principal Executive of each of Berkshire Hills Foundation and Greater Berkshire Foundation, Inc. (the "Foundations") effective on the earlier of (a) December 31, 2003 or (b) such other date as you shall elect upon notice to me ("Your Retirement Date"). In recognition of your years of service, Berkshire agrees to the following:

      1. You shall be a director of the Holding Company and Berkshire Bank until the expiration of your current term in 2004, and thereafter as you are re-nominated and re-elected. So long as you are a director, you will be a member of various Berkshire committees to which you are appointed and a director of each of the Foundations.

      2. After Your Retirement Date, and so long as you are a director of the Holding Company, you will receive stock awards and options, if any, on the same basis that they are granted to all other independent directors.

      3. Within 30 days after Your Retirement Date, but in any event no later than December 31, 2003, you will receive a lump sum payment of $200,000.00, less all required and necessary deductions and withholdings. All salary and other payments from Berkshire and the Foundations, other than as set forth in this letter, will cease as of Your Retirement Date. You will retain all of your presently vested and unvested stock options and awards. If you are not re-elected to the Holding Company's Board, you will be appointed to its Advisory Board for a term sufficient to vest all of your unvested stock options and awards. If you are not re-elected to the Holding Company's Board of Directors and if, for any reason, the Advisory Board does not exist at that time, then all of your unvested stock options and awards will immediately vest.

      4. You are entitled to certain benefits under the executive supplemental compensation agreement with Berkshire Bank dated November 7, 1995 and a trust agreement dated May 31, 1996 between Berkshire Bank and State Street Bank and Trust Company. Berkshire Bank will hire, at its expense, a mutually agreeable, independent pension actuarial firm (the "Actuary") to calculate, within 30 days of Your Retirement Date, all benefits due to you under the agreements. If appropriate, the amounts heretofore funded by Berkshire Bank and held under said agreements at State Street Bank and Trust Company will be further funded to satisfy

Mr. Robert A. Wells
As of June 26, 2003
Page 2


Berkshire Bank's obligations to you thereunder, or, if overfunded, the amount by which it is overfunded will be retained by Berkshire Bank. Said calculation by the Actuary will be final and binding on the parties, but each party will have the right to review all assumptions and methods of calculation prior to said calculation becoming final.

      5. Until November 22, 2005, you shall have:

            A. Use of your automobile, with Berkshire Bank paying all automobile expenses on the same basis that it presently does; and on or about that date, Berkshire Bank will transfer title of that vehicle to you.

            B. Use of your current office until December 31, 2003; and thereafter, use of either your existing office or the second floor Board Room.

            C. Continued coverage under Berkshire Bank's existing regular, or upon you and/or your spouse attaining age 65, MEDEX group medical and dental insurance plans, as those plans shall hereafter be modified for all eligible employees. You will continue to be responsible for your premium co-payments, the amount of which will be billed by Berkshire to you periodically.

      6. Your employment by Berkshire and your engagement as an independent contractor by the Foundations shall be deemed terminated as of Your Retirement Date.

      7. You will continue to own the Royal Macabees (now Reassure America) Policy (No. 4052-202). You will refund payments made by Berkshire on your behalf by making a payment to Berkshire of $20,500.00 on or before Your Retirement Date.


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

Mr. Robert A. Wells
As of June 26, 2003
Page 3


      Please sign below to signify your agreement with the foregoing, and I will then ask the Boards of Directors of Berkshire to affirm this agreement.

                                          Very truly yours,

                                          BERKSHIRE HILLS BANCORP, INC. and
                                          BERKSHIRE BANK

                                       By: /s/ Michael P. Daly
                                          --------------------------------------
                                          Michael P. Daly, President and CEO

                                          AGREED TO:

                                          /s/ Robert A. Wells
                                          --------------------------------------
                                          Robert A. Wells

                                          THIS LETTER AGREEMENT IS AFFIRMED:


                                          BERKSHIRE HILLS BANCORP, INC.

                                       By: /s/ Catherine B. Miller
                                          --------------------------------------
                                          On behalf of its Board of Directors


                                          BERKSHIRE BANK

                                       By: /s/ Catherine B. Miller
                                          --------------------------------------
                                          On behalf of its Board of Directors


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